Exhibit 99.2

CSX Announces Second Quarter 2019 Financial Results

JACKSONVILLE, Fla. - July 16, 2019 - CSX Corporation (NASDAQ: CSX) today announced second quarter 2019 net earnings of $870 million, or $1.08 per share, versus $877 million, or $1.01 per share in the same period last year (an earnings per share increase of 7 percent). CSX’s operating ratio set a company second quarter record of 57.4 percent, improved from 58.6 percent in the prior year.
“I am extremely proud of our dedicated CSX employees for once again achieving new record levels of efficiency this quarter, while also driving a significant improvement in safety” said James M. Foote, president and chief executive officer. “These results reflect the strength of our operating model, and combined with continued improvements in our best-in-class customer service, represent significant progress toward our goal of being the best run railroad in North America."
Revenue for the second quarter declined by 1 percent over the prior year to $3.06 billion, as Merchandise growth was offset by Intermodal weakness. Expenses decreased 3 percent year over year to $1.76 billion, driven by continued efficiency gains and volume-related savings. This combination yielded operating income growth of 2 percent for the quarter to $1.31 billion compared to $1.28 billion in the same period last year.
CSX executives will conduct a conference call with the investment community this afternoon, July 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	$ Change	% Change	Jun. 30, 2019	Jun. 30, 2018	$ Change	% Change

Revenue	$3,061	$3,102	$(41)	(1)%	$6,074	$5,978	$96	2%
Expense
Labor and Fringe	648	669	21	3	1,320	1,365	45	3
Materials, Supplies and Other	455	469	14	3	933	951	18	2
Depreciation	337	329	(8)	(2)	667	652	(15)	(2)
Fuel	234	270	36	13	467	525	58	11
Equipment and Other Rents	103	112	9	8	203	213	10	5
Equity Earnings of Affiliates	(21)	(30)	(9)	(30)	(40)	(55)	(15)	(27)
Total Expense	1,756	1,819	63	3	3,550	3,651	101	3

Operating Income	1,305	1,283	22	2	2,524	2,327	197	8

Interest Expense	(184)	(157)	(27)	(17)	(362)	(306)	(56)	(18)
Other Income - Net	25	18	7	39	48	35	13	37
Earnings Before Income Taxes	1,146	1,144	2	—	2,210	2,056	154	7

Income Tax Expense	(276)	(267)	(9)	(3)	(506)	(484)	(22)	(5)
Net Earnings	$870	$877	$(7)	(1)%	$1,704	$1,572	$132	8%

Operating Ratio	57.4%	58.6%			58.4%	61.1%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.08	$1.01	$0.07	7%	$2.10	$1.79	$0.31	17%

Average Shares Outstanding, Assuming Dilution (Millions)	807	868			812	878

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2019	Dec. 31, 2018
ASSETS

Cash and Cash Equivalents	$853	$858
Short-Term Investments	878	253
Other Current Assets	1,455	1,454
Properties - Net	32,019	31,998
Investment in Affiliates and Other Companies	1,822	1,779
Other Long-Term Assets (a)	897	387
Total Assets	$37,924	$36,729

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$245	$18
Other Current Liabilities (a)	1,808	1,897
Long-Term Debt	15,522	14,739
Deferred Income Taxes - Net	6,791	6,690
Other Long-Term Liabilities (a)	1,268	805
Total Liabilities	25,634	24,149

Total Shareholders' Equity	12,290	12,580
Total Liabilities and Shareholders' Equity	$37,924	$36,729

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018
OPERATING ACTIVITIES
Net Earnings	$1,704	$1,572
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	667	652
Deferred Income Tax Expense	97	98
Gain on Property Dispositions	(64)	(69)
Equity Earnings of Affiliates	(40)	(55)
Cash Payments for Restructuring Charge	—	(13)
Other Operating Activities - Net	(97)	(176)
Net Cash Provided by Operating Activities	2,267	2,009

INVESTING ACTIVITIES
Property Additions	(769)	(823)
Proceeds from Property Dispositions	146	141
Purchase of Short-Term Investments	(1,427)	(77)
Proceeds from Sales of Short-Term Investments	810	12
Other Investing Activities	(16)	(8)
Net Cash Used in Investing Activities	(1,256)	(755)

FINANCING ACTIVITIES
Long-term Debt Issued	1,000	2,000
Dividends Paid	(388)	(384)
Shares Repurchased (b)	(1,656)	(1,810)
Accelerated Share Repurchase Pending Final Settlement	—	(90)
Other Financing Activities	28	(51)
Net Cash Used in Financing Activities	(1,016)	(335)

Net Increase in Cash and Cash Equivalents	(5)	919

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	858	401
Cash and Cash Equivalents at End of Period	$853	$1,320

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
New Lease Accounting Guidance: On January 1, 2019, the Company adopted Accounting Standard Update, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a related lease liability. As of June 30, 2019, right-of-use assets of $550 million are included in other long-term assets and the related lease liabilities are included in other current and other long-term liabilities on the condensed consolidated balance sheets.

b)	Shares Repurchased: During second quarter and six months ended 2019 and 2018, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Shares Repurchased (Millions)	11	16	23	31
Cost of Shares (Dollars in millions)	$860	$974	$1,656	$1,810
Average Cost per Share Repurchased	$76.33	$59.46	$72.63	$57.73

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2019 and June 30, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	172	169	2%	$591	$588	1%	$3,436	$3,479	(1)%
Automotive	121	118	3	329	330	—	2,719	2,797	(3)
Agricultural and Food Products	118	112	5	358	327	9	3,034	2,920	4
Minerals	89	86	3	144	137	5	1,618	1,593	2
Forest Products	73	71	3	223	215	4	3,055	3,028	1
Metals and Equipment	63	69	(9)	187	198	(6)	2,968	2,870	3
Fertilizers	61	64	(5)	112	112	—	1,836	1,750	5
Total Merchandise	697	689	1	1,944	1,907	2	2,789	2,768	1
Coal	226	222	2	557	569	(2)	2,465	2,563	(4)
Intermodal	658	735	(10)	436	490	(11)	663	667	(1)
Other	—	—	—	124	136	(9)	—	—	—
Total	1,581	1,646	(4)%	$3,061	$3,102	(1)%	$1,936	$1,885	3%

Six Months Ended June 30, 2019 and June 30, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	339	331	2%	$1,177	$1,145	3%	$3,472	$3,459	—%
Automotive	236	230	3	640	634	1	2,712	2,757	(2)
Agricultural and Food Products	232	219	6	702	634	11	3,026	2,895	5
Minerals	158	152	4	267	251	6	1,690	1,651	2
Forest Products	144	138	4	439	410	7	3,049	2,971	3
Metals and Equipment	127	133	(5)	376	384	(2)	2,961	2,887	3
Fertilizers	123	128	(4)	222	228	(3)	1,805	1,781	1
Total Merchandise	1,359	1,331	2	3,823	3,686	4	2,813	2,769	2
Coal	438	423	4	1,095	1,072	2	2,500	2,534	(1)
Intermodal	1,315	1,424	(8)	864	939	(8)	657	659	—
Other	—	—	—	292	281	4	—	—	—
Total	3,112	3,178	(2)%	$6,074	$5,978	2%	$1,952	$1,881	4%

CSX Corporation

VOLUME AND REVENUE
Revenue decreased 1 percent year over year as favorable mix and pricing gains across most markets were more than offset by intermodal volume decreases and lower other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2019	Jun. 30, 2018	Jun. 30, 2019	Jun. 30, 2018
Fuel Surcharge Revenue	$155	$160	$310	$294
Fuel Lag (Expense) Benefit	$(6)	$(13)	$7	$(19)

Merchandise Volume
Chemicals - Increased as stronger crude oil and waste shipments more than offset reduced fly ash, natural gas liquids and sand shipments.
Automotive - Increased due to higher shipments of trucks and SUVs.
Agricultural and Food Products - Increased due to gains in the domestic grain and ethanol markets.
Minerals - Increased due to higher shipments for construction and paving projects.
Forest Products - Increased due to higher demand for wood pulp and other fiber products as well as stronger lumber shipments.
Metals and Equipment - Declined due to reduced metals shipments, primarily in the sheet steel, construction and scrap markets.
Fertilizers - Declined as wet weather conditions continue to delay fertilizer applications.
Coal Volume
Domestic increased primarily due to growth in coke, iron ore and other shipments. Export declined due to lower thermal coal shipments.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2019	Jun. 30, 2018	Change	Jun. 30, 2019	Jun. 30, 2018	Change
Coal Tonnage
Domestic	14.8	13.7	8%	28.0	26.0	8%
Export	10.6	11.4	(7)	21.1	22.0	(4)
Total Coal	25.4	25.1	1%	49.1	48.0	2%
Intermodal Volume
Domestic and international declined primarily due to rationalization of low-density lanes.
Other Revenue
Other revenue decreased $12 million versus prior year primarily due to lower revenue for storage at intermodal facilities.

CSX Corporation

EXPENSE
Expenses of $1.8 billion decreased $63 million, or 3 percent year over year, primarily driven by efficiency savings and lower volume, partially offset by inflation and other items.
Labor and Fringe expense decreased $21 million primarily due to the following:

•	Efficiency and volume savings of $19 million primarily resulted from lower headcount and reduced crew starts.

•	Incentive compensation decreased $19 million driven primarily by lower expected payouts on existing plans.

•	Inflation and other costs increased $17 million.
Materials, Supplies and Other expense decreased $14 million due to the following:

•
Volume and efficiency savings of $35 million primarily resulted from lower trucking and terminal costs due to intermodal lane rationalizations; reduced equipment maintenance expenses; and lower train accident costs.

•	Gains from real estate and line sales were flat year over year.

•	All other costs increased $21 million primarily due to higher casualty expenses, inflation and other items.
Depreciation expense increased $8 million primarily due to a larger asset base.
Fuel expense decreased $36 million primarily due to a 6 percent price decrease, record fuel efficiency and lower volume.
Equipment and Other Rents expense decreased $9 million primarily due to lower volume-related costs in addition to continued equipment efficiency for merchandise and intermodal.
Equity Earnings of Affiliates decreased $9 million primarily due to lower net earnings at TTX and a prior year gain from an affiliate's property sale.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	Change	Jun. 30, 2019	Jun. 30, 2018	Change
Average	21,806	22,942	(1,136)	22,000	23,212	(1,212)
Ending	21,541	22,810	(1,269)	21,541	22,810	(1,269)

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2019	Jun. 30, 2018	Jun. 30, 2019	Jun. 30, 2018
Estimated Locomotive Fuel Consumption (Gallons)	98.7	106.8	203.4	213.4
Price per Gallon (Dollars)	$2.19	$2.33	$2.11	$2.24
Total Locomotive Fuel Expense	$216	$249	$430	$478
Non-Locomotive Fuel Expense	18	21	37	47
Total Fuel Expense	$234	$270	$467	$525

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance remained strong as train velocity and car dwell improved 14 percent and 6 percent, respectively, to record levels for the second quarter. The Company remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.

From a safety perspective, the FRA personal injury frequency index of 0.83 for the second quarter 2019 improved 22 percent year over year, driven by a significant reduction in the number of FRA-reportable personal injuries. Similarly, the FRA train accident rate of 1.93 for the quarter improved 54 percent year over year, driven by an all-time record low number of FRA-reportable train accidents.

	Quarters Ended			Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	Improvement / (Deterioration)	Jun. 30, 2019	Jun. 30, 2018	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	20.0	17.6	14%	20.2	17.6	15%
Dwell (Hours) (a)	9.1	9.7	6%	9.0	10.1	11%

Revenue Ton-Miles (Billions)
Merchandise	33.0	32.8	1%	64.6	64.2	1%
Coal	10.9	11.8	(8)%	21.4	22.1	(3)%
Intermodal	6.8	7.7	(12)%	13.3	14.7	(10)%
Total Revenue Ton-Miles	50.7	52.3	(3)%	99.3	101.0	(2)%

Total Gross Ton-Miles (Billions)	99.9	103.5	(3)%	196.6	199.7	(2)%
On-Time Originations	88%	85%	4%	85%	83%	2%
On-Time Arrivals	53%	61%	(13)%	58%	59%	(2)%

Safety
FRA Personal Injury Frequency Index	0.83	1.06	22%	0.79	1.11	29%
FRA Train Accident Rate	1.93	4.24	54%	2.26	4.10	45%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Adjusted free cash flow excludes the impact of cash payments for restructuring charge. Free cash flow and adjusted free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow in 2018 was tax effected using the Company's applicable tax rate.

	Six Months Ended
(Dollars in millions)	Jun. 30, 2019	Jun. 30, 2018
Net Cash Provided by Operating Activities	$2,267	$2,009
Property Additions	(769)	(823)
Other Investing Activities	130	133
Free Cash Flow (before payment of dividends)	1,628	1,319
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	—	10
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$1,628	$1,329
(a) The Company made cash payments related to the restructuring charge of $13 million in six months ended June 30, 2018.